UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2016

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 19, 2016, our board of directors appointed Alexander H. Ware to serve as Chief Financial Officer, effective October 31, 2016.
Mr. Ware, age 54, previously served as executive chairman at MStar Holding Corp., the parent of MicroStar Logistics, a leading provider of kegs and logistics services to craft brewers, since December 2012. He also served as the interim chief executive officer of MStar Holding Corp. from July 2013 until February 2014. From December 2012 to December 2015, he served as a senior advisor to Pohlad Companies, which has a minority investment interest in MStar Holding Corp. Previously he served as executive vice president, strategic development, at Pohlad Companies from 2010 to December 2012. He served as chief financial officer of PepsiAmericas, Inc. from 2005 until its acquisition by PepsiCo, Inc. in 2010. He has served on the board of directors of Barfresh Food Group since July 2016 and will continue to serve on its board. He will also to continue to serve as a board director of MStar Holding Corp. after transitioning from the executive chairman position.
In connection with his appointment, our board of directors approved a compensatory arrangement for Mr. Ware to take effect upon the commencement of his employment. Mr. Ware will receive an annual base salary equal to $475,000. Additionally, he will be eligible to participate in our Cash Incentive Program beginning with the fiscal year ending December 31, 2017.
We have entered into an employment agreement with Mr. Ware, effective as of his commencement of employment on October 31, 2016, with an initial term ending on December 25, 2016, the last day of our 2016 fiscal year. The agreement is in our customary form and provides for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier in accordance with its terms. As provided in the agreement, Mr. Ware agrees to restrictive provisions on the use of confidential information and intellectual property, and also agrees to not compete with us and not hire or solicit our Team Members or customers, as those terms are defined, for one year following termination of employment. The agreement also provides for certain payments and benefits for certain termination of employment events. Upon an involuntary termination not for cause, the company’s failure to renew the employment agreement, or resignation for “good reason” (collectively referred to as “qualified terminations”), Mr. Ware would be entitled to receive the following provided that he agrees to sign a release of claims against the company and honors the restrictive covenants of the agreement:

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Base salary continuation for up to six months (subject to certain limits), plus a supplemental salary continuation for either six months (if less than five years of service) or twelve months (if five years of service or more).

•	Pro-rated annual cash incentive for the year of termination based on actual performance against established goals, with at least a 50% of target payout on Individual Performance.

•	Reimbursement for the company cost portion of medical benefits for the total period of salary continuation if the executive elects to continue coverage past termination.

•	Payment of salary continuation and pro-rated annual cash incentive will be in a lump sum if the qualifying termination occurs within one year of a change in control.
Upon a termination for “cause” (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without “good reason”, Mr. Ware would not be entitled to any additional payments or benefits, other than those earned or accrued but not yet paid at the date of termination.
Mr. Ware will be eligible to participate in other compensation and benefit programs generally available to our executive officers.
The foregoing description of Mr. Ware’s compensation and employment arrangements are qualified by the text of his Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On October 24, 2016, we issued a press release announcing Mr. Ware’s appointment, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into our filings under the Securities Act of 1933, as amended or the Exchange Act.

Item 9.01.	Financial Statement and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated October 24, 2016 with Alexander H. Ware.
99.1	Press release dated October 24, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: October 24, 2016	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Employment Agreement dated October 24, 2016 with Alexander H. Ware.	Filed Electronically
99.1	Press Release dated October 24, 2016.	Furnished Electronically

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